EXHIBIT 5.1

     November 7, 2000

IBEAM Broadcasting Corp.
645 Almanor Avenue, Suite 100
Sunnyvale, CA 94086

RE: REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 7, 2000 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 1,402,500 shares of your Common Stock (the “Shares”) which have been issued under the NextVenue Inc. Amended and Restated 1999 Stock Plan (the “Plan”). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plan.

     It is our opinion that the Shares that have been issued are, and the Shares to be issued, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

                                               WILSON SONSINI GOODRICH & ROSATI
              Professional Corporation
                                                            /S/ WILSON SONSINI GOODRICH & ROSATI P.C.